Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
January 23, 2013	Brendan J. McGill
Executive Vice President, COO/CFO
215-256-8828

Harleysville Savings Financial Corporation Announces an Increase of the Regular Cash Dividend and Earnings for the First Fiscal Quarter 2013

Harleysville, PA, January 23, 2013 – Harleysville Savings Financial Corporation (OTCQB:HARL) reported today that the Company’s Board of Directors declared a regular quarterly cash dividend of $.21 per share on the Company’s common stock.  This is an increase of 10.6% from the prior year’s dividend.  The cash dividend will be payable on February 20, 2013 to stockholders of record on February 6, 2013.
Net income for the quarter ended December 31, 2012 was $1,301,000 or $.34 per diluted share compared to $1,364,000 or $.36 per diluted share for the same quarter last year.
Ron Geib, President and Chief Executive Officer of the Company, stated, “We are pleased to begin a new fiscal year with solid financial results. During the quarter, a milestone was reached by deregistering from the SEC and consequently, having our stock listed on the OTCQB.  This opportunity was a result of the Jumpstart Our Business Startups Act (or the JOBS Act) that was passed by Congress in April, 2012.  This event will reduce regulatory operating expenses for the Company by approximately $250,000 annually.  As a result of the financial strength of the Company and the benefits of the JOBS Act, the decision was made to pass along additional value to our stockholders by increasing the cash dividend to $.21 per share.”

The Company’s assets totaled $802.9 million compared to $832.6 million a year ago, and stockholders’ tangible book value increased to $15.99 per share from $15.39 a year ago.
Harleysville Savings Financial Corporation is traded on the OTCQB market under the symbol HARL (http://www.otcmarkets.com) and is the holding company for Harleysville Savings Bank. Established in 1915, Harleysville Savings Bank is a Pennsylvania chartered and federally insured savings bank, headquartered in Harleysville, PA. The Bank operates from six full-service offices located in Montgomery County and one office located in Bucks County, Pennsylvania.
This presentation may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic; competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services.

Harleysville Savings Financial Corporation
Selected Consolidated Financial Data as of December 31, 2012

(Dollars in thousands except per share data)
( Unaudited)	Three Months Ended:
Selected Consolidated Earnings Data	Dec 31, 2012	Sept 30, 2012	Jun 30, 2012	Mar 31, 2012	Dec 31, 2011
Total interest income	$8,007	$8,194	$8,599	$8,736	$9,005
Total interest expense	3,377	3,483	3,691	3,955	3,967

Net Interest Income	4,630	4,711	4,908	4,781	5,038
Provision for loan losses	255	170	255	255	250
Net Interest Income after Provision for Loan Losses	4,375	4,541	4,653	4,526	4,788

Gain on sale of investments	-	-	34	-	-
Gain on sales of loans	254	34	-	-	-
Bank owned life insurance	106	122	121	121	122
Other income	449	382	443	341	449
Total other expenses	3,256	3,392	3,385	3,413	3,298

Income before income taxes	1,928	1,687	1,866	1,575	2,061
Income tax expense	627	531	555	354	697

Net Income	$1,301	$1,156	$1,311	$1,221	$1,364

Per Common Share Data
Basic earnings	$0.35	$0.31	$0.35	$0.33	$0.36
Diluted earnings	$0.34	$0.30	$0.34	$0.32	$0.36
Dividends	$0.20	$0.20	$0.20	$0.19	$0.19
Tangible book value	$15.99	$15.85	$15.73	$15.56	$15.39
Shares outstanding	3,779,969	3,768,931	3,747,031	3,728,089	3,772,028
Average shares outstanding - basic	3,766,963	3,752,764	3,736,462	3,738,430	3,763,147
Average shares outstanding - diluted	3,836,023	3,834,826	3,823,689	3,794,487	3,790,457

	Three Months Ended:
Other Selected Consolidated Data	Dec 31, 2012	Sept 30, 2012	Jun 30, 2012	Mar 31, 2012	Dec 31, 2011
Return on average assets	0.65%	0.57%	0.63%	0.59%	0.66%
Return on average equity	8.71%	7.83%	9.00%	8.44%	9.40%
Net interest rate spread	2.20%	2.23%	2.27%	2.19%	2.33%
Net yield on interest earning assets	2.37%	2.40%	2.44%	2.36%	2.49%
Operating expenses to average assets	1.62%	1.68%	1.63%	1.64%	1.57%
Efficiency ratio	62.80%	65.04%	61.85%	65.10%	58.80%
Ratio of non-performing loans to total
assets at end of period	1.95%	1.85%	1.44%	1.00%	0.64%
Loan loss reserve to total loans, net	0.85%	0.81%	0.71%	0.73%	0.68%
Stockholders' equity to assets	7.53%	7.44%	7.16%	6.89%	6.97%

Selected Consolidated Financial Data	Dec 31, 2012	Sept 30, 2 012	Jun 30, 2012	Mar 31, 2012	Dec 31, 2011
Total assets	$802,890	$802,626	$822,726	$842,266	$832,630
Consumer Loans receivable	378,865	394,634	400,463	409,244	416,900
Commercial Loans receivable	106,029	103,765	103,997	102,655	99,593
Loan loss reserve	(4,135)	(4,032)	(3,867)	(3,809)	(3,559)
Total Loans receivable net	480,759	494,367	500,593	508,090	512,934
Total Loans held for sale	5,620	3,515	-	-	-
Cash & investment securities	114,789	99,582	117,380	145,569	119,448
Mortgage-backed securities	161,906	162,710	152,025	145,405	156,411
Total Investments	276,695	262,292	269,405	290,974	275,859
FHLB stock	8,834	10,165	11,240	11,832	12,455
Checking accounts	108,408	101,033	106,661	112,165	96,671
Savings accounts	162,887	162,719	160,136	153,684	147,156
Certificate of deposit accounts	272,292	279,171	282,868	284,572	286,544
Total Deposits	543,587	542,923	549,665	550,421	530,371
Advances	191,287	192,483	203,765	227,228	238,676
Total stockholders' equity	60,435	59,736	58,924	58,026	58,033

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